Exhibit 99.1

nerdy

Q3 | 2026 Earnings Release

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24:24 · Algebra 1

Q3 2026 Earnings Release

A Note to Our

Shareholders

Dear Shareholders,

Our third quarter results were in line with expectations, with non-GAAP Adjusted EBITDA improving by $4.5 million year over year and non-GAAP Adjusted EBITDA margin expanding by over 1,000 basis points. We also made important progress on our product transformation, rolling out a redesigned, messaging-first student experience and advancing new self-service e-commerce capabilities. Together, these improvements are designed to make it easier for families to get started, deliver more value during and in-between tutoring sessions, and create a more efficient, scalable business.

The third quarter marked an important transition in Nerdy’s evolution. Throughout 2026, we have been building a new Consumer learning experience, simplifying our business, and applying AI to improve our products and operations. In recent weeks, major parts of that work have moved into customers’ hands. That includes a large portion of our reimagined new student experience, with the remaining features and products being launched in the coming weeks.

We have improved our self-service and e-commerce capabilities and now can support a registration-led path to membership. Our acquisition model has historically centered on generating leads and converting them through sales. The new experience enables customers to register, purchase, and begin their learning membership through a self-service checkout flow, without requiring a sales conversation. Over time, we expect this more modern way to transact with our customers to lower customer acquisition costs, expand reach, and support a more efficient and scalable go-to-market model.

These capabilities are arriving later than planned, limiting their contribution during the back-to-school acquisition window. We acquired fewer new learning membership customers than anticipated and entered the fourth quarter with a smaller recurring revenue base. Our Q4 revenue outlook reflects that shortfall in learning membership counts.

The new student experience changes how families use Nerdy. Instead of navigating menus and pages, learners and parents simply tell us what they need, and the platform does it. More than 100 agentic actions sit behind that conversation. A student can get step-by-step help on tonight’s homework, turn next week’s test into a personalized study plan with reminders, generate practice on exactly what they’re struggling with, schedule or reschedule a session, message their tutor, or enroll in a live class, all in the same thread. Everything in a learning membership, from 1-on-1 tutoring to live classes to AI practice, is now one message away. We believe this makes the learning membership more valuable between sessions, and increasing engagement between tutoring sessions is one of the most direct ways we can elevate retention and customer lifetime value.

We introduced a new capability called Smart Actions in the quarter that brings real-time AI directly into live instruction. It acts as a real-time assistant alongside the human tutor, displaying superimposed suggestions directly over the digital classroom screen. Tutors can utilize suggested 3D interactive models, visual explanations, and lesson content into the shared lesson with a click, pulling from the more than 15,000 prepared lessons we now have that span some 200 subjects. A tutor explaining circulation, for example, can place a three-dimensional heart on screen and show the student how blood moves through it, which is both a more effective way to teach and also far more engaging and stimulating.

For our youngest learners, we built an entirely separate elementary experience. It is rocket and space themed, visually rich, and designed from the ground up for K-5 students rather than a universal dashboard and experience for all

Q3 Earnings Release 2026	2

learners that we have had in the past. We believe that a different form factor and a significantly more interactive and visually appealing way of engaging and teaching will result in differential levels of engagement for young learners (who we believe will have a lot of fun with this experience).

Third quarter revenue was $33.2 million, within guidance. GAAP net loss was $12.8 million. Non-GAAP adjusted EBITDA loss was $5.7 million, which was better than our guidance range and represented a $4.5 million improvement from a year ago. Our total headcount was down 44% at the end of Q3 versus last year. Excluding the Varsity Tutors for Schools exit, our Consumer sales, support, engineering, and product teams are leaner by more than 300 people, as AI now handles work that previously required additional headcount. After seeing a rapid spike in AI spend in the spring, by September our annualized AI spending rate was approximately 60% below its peak during June and July due to improved model selection strategies and other tactics while internal AI adoption continued to accelerate. We expect fourth quarter revenue of $37 million to $39 million and non-GAAP adjusted EBITDA to be approximately breakeven.

Our focus is now on translating these launches into sustained gains in customer acquisition, retention, and profitable growth.

Thank you for your continued support.

Chuck Cohn

Founder, Chairman & CEO

Q3 Earnings Release 2026	3

Front row at the kitchen table.

Tutor on screen, worksheet on the table, Dad within earshot.

REPLAY
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INSTANT REPLAY
MARISOL · NICE WORK!
NEW PERSONAL BEST

Big moments get the replay.

Instant Replay rolls back the learner's own camera, in slow motion, the second it clicks.

Volcano
COMMON

Ducks
RARE

Whale
RARE

Black Hole
EPIC

Q3 Earnings Release 2026 4

Q3 Earnings Release 2026	4

Third Quarter Financial Highlights

∎

Revenue In Line with Guidance – Third quarter revenue of $33.2 million was within our guidance range of $32.0 million to $35.0 million and declined 10% from $37.0 million in the third quarter of 2025. The year-over-year decline reflects the expected decline in Institutional revenue following our decision to wind down the VT4S business line, as well as lower Consumer revenue driven by fewer Active Members and lower ARPM.

∎

Consumer Revenue – Consumer revenue was $30.7 million in the third quarter, down 7% year-over-year, and representing 93% of total revenue. As of September 30, 2026, Active Members totaled 31.8 thousand, down 7% year-over-year and ARPM was $366, down 2% year-over-year. Retention continued to improve year-over-year, but new client acquisition was lower. Several product enhancements and customer acquisition initiatives, including our self-service registration and checkout experience, are running more than three months behind our original plan, which weighed on third quarter acquisition. Some of these features have shipped, and the remainder will ship later in the fourth quarter. We expect them to support new client acquisition as they roll out.

∎

Gross Margin – Gross margin on a GAAP basis was 59.7% for the third quarter. Excluding a $1.6 million charge for the abandonment of capitalized internal-use software, non-GAAP gross margin was 64.5%, an improvement of approximately 160 basis points compared to 62.9% in the third quarter of 2025. The improvement was primarily driven by lower amortization of capitalized internal-use software, reflecting abandonment charges recorded in the fourth quarter of 2025 and the third quarter of 2026. This impact was partially offset by higher Expert costs as sessions per member increased.

∎

Net Loss and Adjusted EBITDA Improve Year-over-Year; Adjusted EBITDA Ahead of Guidance – Net loss was $12.8 million in the third quarter, compared to $18.7 million in the third quarter of 2025. Non-GAAP adjusted net loss, which excludes non-cash stock-based compensation, restructuring costs, and the charge for the abandonment of capitalized internal-use software, was $7.0 million, compared to $11.9 million in the prior-year period. Non-GAAP adjusted EBITDA loss was $5.7 million, ahead of our guidance range of negative $9.0 million to negative $6.0 million, and an improvement from a loss of $10.2 million in the third quarter of 2025. Performance relative to guidance was driven by lower sales staffing costs, lower AI costs, and disciplined G&A management. We also made meaningful progress on the elevated AI costs we noted last quarter: our annualized AI cost run-rate declined approximately 60% from its peak in June and July to September, driven by stronger governance and model optimization, without reducing employee adoption of AI. Year-over-year, AI-enabled efficiency improvements and continued cost discipline contributed to an improvement of more than 1,000 basis points in non-GAAP adjusted EBITDA margin.

∎

Operating Cash Flow and Non-GAAP Free Cash Flow – Operating cash flow for the third quarter was negative $4.6 million, compared to negative $2.4 million in the same period in 2025. Non-GAAP free cash flow was negative $5.9 million, compared to negative $4.1 million in the same period in 2025. As we discussed last quarter, VT4S contracts were generally paid in advance, so exiting ahead of its peak booking season would reduce our cash collections this year, and that played out as we expected. Two items related to the wind-down drove the year-over-year change: the absence of approximately $5.1 million of prepaid VT4S bookings collected in the prior-year quarter, and $1.2 million of exit-related payments. Excluding these items, our free cash flow improved by approximately $4.5 million year-over-year.

∎

Liquidity and Capital Resources – On September 28th, we borrowed the remaining $10.0 million available under the first tranche of our term loan, bringing total borrowings to $30.0 million. As of September 30, 2026, cash and cash equivalents were $42.5 million. We believe our cash on hand provides ample liquidity to fund operations and growth initiatives as we execute toward positive free cash flow.

See pages 14 through 16 for reconciliations of non-GAAP measures to the most directly comparable GAAP financial measure.

Q3 Earnings Release 2026	5

Third Quarter 2026 Key Results

$33.2M

REVENUE

During the Third Quarter

31.8K

ACTIVE LEARNING MEMBERSHIPS

As of September 30, 2026

1,029 BPS

Improvement in Non-GAAP Adjusted EBITDA Margin

When Compared to Q3 2025

$366

ARPM

As of September 30, 2026

$139.8M

ANNUALIZED RUN-RATE

Learning Membership Revenue as of September 30, 2026

$42.5M

CASH ON OUR BALANCE SHEET

As of September 30, 2026

Q3 Earnings Release 2026	6

Fourth Quarter 2026 Outlook

Today, we are introducing fourth quarter 2026 guidance.

The guidance reflects lower new client acquisition in the third quarter, which carries into a smaller Active Member base and lower Consumer revenue in the fourth quarter. Continued cost discipline offsets part of the revenue impact on non-GAAP adjusted EBITDA.

Our fourth quarter outlook reflects the timing of the product enhancements and customer acquisition initiatives. Some of these features are now live, and the remainder will ship later in the quarter. As they roll out, we expect the year-over-year gap in new client acquisition to narrow through the fourth quarter.

Revenue Guidance

●

For the fourth quarter of 2026, we expect revenue in the range of $37.0 million to $39.0 million.

Adjusted EBITDA Guidance

●

For the fourth quarter of 2026, we expect non-GAAP adjusted EBITDA to be approximately breakeven.

We expect to end the year with $35.0 million to $37.0 million of cash, inclusive of the $30.0 million drawn on our term loan. Based on our current operating plan, we expect existing liquidity to fund the company through free-cash-flow breakeven.

Q3 Earnings Release 2026	7

Financial Discussion

Revenue

Revenue for the three months ended September 30, 2026, was $33.2 million, a decrease of 10% from $37.0 million during the same period in 2025. Revenue for the nine months ended September 30, 2026, was $125.2 million, a decrease of 4% from $129.9 million during the same period in 2025.

Revenue for both the three and nine months ended September 30, 2026, decreased when compared to the prior year period due to lower Consumer and Institutional revenue. Institutional revenue decreased in both current year periods as a result of our decision to wind down the VT4S business line. Consumer revenue for the three months ended September 30, 2026, decreased due to lower Active Member count and lower ARPM. Consumer revenue for the nine months ended September 30, 2026, decreased due to a lower Active Member count, partially offset by higher ARPM. While both current year periods were impacted by a lower Active Member count when compared to the corresponding prior year periods, we expect certain product enhancements and customer acquisition initiatives that we plan to release later in the fourth quarter to support new client acquisition.

Gross Profit and Gross Margin

Gross profit on a GAAP basis of $19.8 million for the three months ended September 30, 2026, decreased by $3.5 million or 15% compared to the same period in 2025. Gross profit on a GAAP basis of $80.1 million for the nine months ended September 30, 2026, increased by $1.3 million or 2% compared to the same period in 2025. Gross margin on a GAAP basis was 59.7% and 62.9% for the three months ended September 30, 2026 and 2025, respectively. Gross margin was 64.0% and 60.6% for the nine months ended September 30, 2026 and 2025, respectively.

Cost of revenue for both current year periods was impacted by the wind-down of VT4S. This included a charge for the abandonment of capitalized internal-use software of $1.6 million in connection with the wind-down. Excluding the abandonment charge, non-GAAP gross profit of $21.4 million for the three months ended September 30, 2026, decreased by $1.9 million or 8% compared to the same period in 2025. Excluding the abandonment charge, non-GAAP gross profit of $81.7 million for the nine months ended September 30, 2026, increased by $2.9 million or 4% compared to the same period in 2025. Excluding the abandonment charge, non-GAAP gross margin was 64.5% and 62.9% for the three months ended September 30, 2026 and 2025, respectively. Excluding the abandonment charge, non-GAAP gross margin was 65.3% and 60.6% for the nine months ended September 30, 2026 and 2025, respectively.

Cost of revenue included amortization expense related to capitalized internal-use software of $0.6 million and $1.7 million for the three months ended September 30, 2026 and 2025, respectively, and $1.7 million and $5.1 million for the nine months ended September 30, 2026 and 2025, respectively. Excluding the impact of the abandonment charge, cost of revenue and gross margin improvements for the three and nine months ended September 30, 2026, were primarily driven by lower amortization of capitalized internal-use software as a result of charges for the abandonment of capitalized internal-use software that occurred in the third quarter of 2026 and the fourth quarter of 2025. These impacts were partially offset by higher Expert costs as sessions per member increased.

Sales and Marketing

Sales and marketing expenses for the three months ended September 30, 2026, on a GAAP basis were $13.8 million, a decrease of $2.8 million from $16.6 million in the same period in 2025. Excluding non-cash stock compensation and restructuring costs, sales and marketing expenses for the three months ended September 30, 2026, were $13.4 million, a decrease of $2.8 million compared to $16.2 million in the same period in 2025. Sales and marketing expenses for the nine months ended September 30, 2026, on a GAAP basis were $39.5 million, a decrease of $6.4 million from $45.9 million in the same period in 2025. Excluding non-cash stock compensation and restructuring costs, sales and marketing expenses for the nine months ended September 30, 2026, were $38.6 million, a decrease of $6.1 million compared to $44.7 million in the

Q3 Earnings Release 2026	8

same period in 2025. These decreases were driven by AI-enabled productivity gains and reduced investment in our Institutional business.

General and Administrative

General and administrative expenses include compensation for certain employees, support services, product and development expenses intended to support innovation, and other operating expenses. Product and development costs were $7.8 million and $10.3 million during the three months ended September 30, 2026 and 2025, respectively. Product and development costs were $26.7 million and $31.7 million during the nine months ended September 30, 2026 and 2025, respectively. Product and development costs include compensation for employees on our product and engineering teams who are responsible for developing new and improving existing offerings, maintaining our website, improving efficiencies across our organization, and third-party expenses.

General and administrative expenses for the three months ended September 30, 2026, on a GAAP basis were $18.4 million, a decrease of $7.4 million from $25.8 million in the same period in 2025. Excluding non-cash stock compensation expenses and restructuring costs, general and administrative expenses for the three months ended September 30, 2026, were $14.5 million, a decrease of $4.8 million compared to $19.3 million in the same period in 2025. General and administrative expenses for the nine months ended September 30, 2026, on a GAAP basis were $65.2 million, a decrease of $15.6 million from $80.8 million in the same period in 2025. Excluding non-cash stock compensation expenses and restructuring costs, general and administrative expenses for the nine months ended September 30, 2026, were $51.1 million, a decrease of $8.3 million compared to $59.4 million in the same period in 2025. We are applying AI systematically across the tech stack, helping drive continued cost reductions and improved unit economics.

Net Loss, Non-GAAP Adjusted Net Loss, and Non-GAAP Adjusted EBITDA (Loss)

Net loss on a GAAP basis was $12.8 million for the three months ended September 30, 2026, versus a net loss of $18.7 million in the same period in 2025. Excluding non-cash stock compensation expenses, restructuring costs, and a charge for the abandonment of capitalized internal-use software, non-GAAP adjusted net loss was $7.0 million for the three months ended September 30, 2026, compared to a non-GAAP adjusted net loss of $11.9 million in the same period in 2025. Net loss on a GAAP basis was $25.8 million for the nine months ended September 30, 2026, versus a net loss of $46.9 million in the same period in 2025. Excluding non-cash stock compensation expenses, restructuring costs, and a charge for the abandonment of capitalized internal-use software, non-GAAP adjusted net loss was $9.3 million for the nine months ended September 30, 2026, compared to a non-GAAP adjusted net loss of $24.3 million in the same period in 2025.

Non-GAAP adjusted EBITDA loss was $5.7 million for the three months ended September 30, 2026, ahead of our guidance range of negative $9.0 million to negative $6.0 million, and compared to a non-GAAP adjusted EBITDA loss of $10.2 million in the same period in 2025. Non-GAAP adjusted EBITDA loss was $5.6 million for the nine months ended September 30, 2026, compared to a non-GAAP adjusted EBITDA loss of $19.3 million in the same period in 2025.

Non-GAAP adjusted EBITDA performance relative to guidance was driven by lower sales staffing costs, lower AI costs, and disciplined G&A management. Non-GAAP adjusted EBITDA performance relative to the prior year periods was driven by AI-enabled efficiency improvements and continued cost discipline, as non-GAAP adjusted EBITDA margin improved over 1,000 basis points year-over-year in both current year periods.

See pages 14 through 16 for reconciliations of non-GAAP measures to the most directly comparable GAAP financial measure.

Liquidity and Capital Resources

On September 28th, we borrowed the remaining $10.0 million available under the first tranche of our term loan, bringing total borrowings to $30.0 million. As of September 30, 2026, the Company’s principal sources of liquidity were cash and cash equivalents of $42.5 million. With our cash on hand, we believe we have ample liquidity to fund operations and growth initiatives, as we execute toward free cash flow positive.

Q3 Earnings Release 2026	9

Conference Call Details

Nerdy's management will host a conference call to discuss its financial results on Monday, November 9, 2026 at 5:00 p.m. Eastern Time. Interested parties in the U.S. may listen to the call by dialing 1-833-461-5787. International callers can dial 1-585-542-9983. The Access Code is 345749738. A live webcast of the call will also be available on Nerdy's investor relations website at https://www.nerdy.com/investors.

Contact

Investor Relations
investors@nerdy.com

Q3 Earnings Release 2026	10

CONDENSED CONSOLIDATED STATEMENTS

OF OPERATIONS (Unaudited)

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2026	2025	2026	2025
Revenue	$33,189	$37,019	$125,155	$129,877
Cost of revenue	13,386	13,723	45,094	51,128

Gross Profit	19,803	23,296	80,061	78,749
Sales and marketing expenses	13,760	16,563	39,488	45,906
General and administrative expenses	18,413	25,815	65,217	80,798

Operating Loss	(12,370)	(19,082)	(24,644)	(47,955)
Interest expense	691	—	2,023	—
Interest income	(281)	(357)	(974)	(1,184)
Other expense (income), net	2	(4)	17	—

Loss before Income Taxes	(12,782)	(18,721)	(25,710)	(46,771)
Income tax expense	62	35	118	137

Net Loss	(12,844)	(18,756)	(25,828)	(46,908)
Net loss attributable to noncontrolling interests	(4,251)	(6,469)	(8,507)	(16,228)

Net Loss Attributable to Class A Common Stockholders	$(8,593)	$(12,287)	$(17,321)	$(30,680)

Loss per share of Class A Common Stock:
Basic and Diluted	$(1.01)	$(1.51)	$(2.06)	$(3.83)

Weighted-Average Shares of Class A Common Stock Outstanding:
Basic and Diluted	8,521	8,111	8,411	8,006

REVENUE (Unaudited)

(in thousands)

	Three Months Ended September 30,				Change

	2026	%	2025	%	$	%

Consumer	$30,739	93%	$33,166	89%	$(2,427)	(7)%
Institutional (a)	2,450	7%	3,688	10%	(1,238)	(34)%
Other	—	— %	165	1%	(165)	(100)%

Revenue	$33,189	100%	$37,019	100%	$(3,830)	(10)%

(a)	Includes VT4S revenue of $514 thousand and $1,776 thousand for the three months ended September 30, 2026 and 2025, respectively.

	Nine Months Ended September 30,				Change

	2026	%	2025	%	$	%

Consumer	$106,475	85%	$109,003	84%	$(2,528)	(2)%
Institutional (a)	18,496	14%	20,376	15%	(1,880)	(9)%
Other	184	1%	498	1%	(314)	(63)%

Revenue	$125,155	100%	$129,877	100%	$(4,722)	(4)%

(a)	Includes VT4S revenue of $10,853 thousand and $12,935 thousand for the nine months ended September 30, 2026 and 2025, respectively.

Q3 Earnings Release 2026	11

CONDENSED CONSOLIDATED

BALANCE SHEETS (Unaudited)

(in thousands)

	September 30, 2026	December 31, 2025

ASSETS
Current Assets
Cash and cash equivalents	$42,535	$47,895
Accounts receivable, net	2,446	5,639
Other current assets	2,695	4,640

Total Current Assets	47,676	58,174
Fixed assets, net	9,278	8,683
Goodwill	5,717	5,717
Intangible assets, net	619	1,893
Other assets	1,542	1,699

Total Assets	$64,832	$76,166

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$5,017	$3,376
Deferred revenue	5,475	14,481
Other current liabilities	7,796	7,768

Total Current Liabilities	18,288	25,625
Long-term debt	29,714	19,327
Other liabilities	1,784	2,281

Total Liabilities	49,786	47,233
Stockholders’ Equity
Class A common stock	1	1
Class B common stock	—	—
Additional paid-in capital	625,157	616,758
Accumulated deficit	(615,107)	(597,786)
Accumulated other comprehensive income	—	36

Total Stockholders’ Equity Excluding Noncontrolling Interests	10,051	19,009
Noncontrolling interests	4,995	9,924

Total Stockholders’ Equity	15,046	28,933

Total Liabilities and Stockholders’ Equity	$64,832	$76,166

Q3 Earnings Release 2026	12

CONDENSED CONSOLIDATED STATEMENTS

OF CASH FLOWS (Unaudited)

(in thousands)

	Nine Months Ended September 30,
	2026	2025

Cash Flows From Operating Activities
Net Loss	$(25,828)	$(46,908)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash stock-based compensation expense	11,679	21,973
Depreciation & amortization	2,165	5,540
Amortization of intangibles	326	468
Amortization of deferred financing fees	387	—
Non-cash loss on abandonment of business lines	3,276	—
Other	—	69
Other changes in operating assets and liabilities:
Decrease in accounts receivable, net	1,797	839
Decrease (increase) in other current assets	1,742	(578)
Decrease in other assets	157	748
Increase in accounts payable	1,647	3,041
(Decrease) increase in deferred revenue	(8,564)	171
Increase (decrease) in other current liabilities	373	(239)
Decrease in other liabilities	(246)	(1,037)

Net Cash Used in Operating Activities	(11,089)	(15,913)
Cash Flows From Investing Activities
Capital expenditures	(4,050)	(4,051)

Net Cash Used In Investing Activities	(4,050)	(4,051)
Cash Flows From Financing Activities
Proceeds from term loan	10,000	—
Payments of deferred financing fees	(250)	—

Net Cash Provided By (Used In) Financing Activities	9,750	—
Effect of Exchange Rate Change on Cash, Cash Equivalents, and Restricted Cash	29	1

Net Decrease in Cash, Cash Equivalents, and Restricted Cash	(5,360)	(19,963)
Cash, Cash equivalents, and Restricted Cash, Beginning of Year	47,895	52,673

Cash, Cash Equivalents, and Restricted Cash, End of Period	$42,535	$32,710

Supplemental Cash Flow Information
Non-cash stock-based compensation included in capitalized internal-use software	$348	$789
Purchase of fixed assets included in accounts payable	3	—
Cash paid for interest	1,636	—

Q3 Earnings Release 2026	13

RECONCILIATION OF GAAP TO

NON-GAAP COST OF REVENUE (Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2026	2025	2026	2025

Cost of revenue	13,386	13,723	45,094	51,128
Less:
Abandonment of capitalized internal-use software	1,606	—	1,606	—

Non-GAAP cost of revenue	$11,780	$13,723	$43,488	$51,128

RECONCILIATION OF GAAP TO

NON-GAAP GROSS PROFIT (Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2026	2025	2026	2025

Gross Profit	$19,803	$23,296	$80,061	$78,749
Add:
Abandonment of capitalized internal-use software	1,606	—	1,606	—

Non-GAAP gross profit	$21,409	$23,296	$81,667	$78,749

RECONCILIATION OF GAAP TO

NON-GAAP GROSS MARGIN (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2026	2025	2026	2025

Gross margin	59.7%	62.9%	64.0%	60.6%
Add:
Abandonment of capitalized internal-use software	4.8%	—%	1.3%	—%

Non-GAAP gross margin	64.5%	62.9%	65.3%	60.6%

RECONCILIATION OF GAAP TO

NON-GAAP SALES AND MARKETING EXPENSES (Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2026	2025	2026	2025

Sales and marketing expenses	$13,760	$16,563	$39,488	$45,906
Less:
Non-cash stock-based compensation expense	91	336	644	1,010
Restructuring costs	221	—	221	193

Non-GAAP sales and marketing expenses	$13,448	$16,227	$38,623	$44,703

RECONCILIATION OF GAAP TO

NON-GAAP GENERAL AND ADMINISTRATIVE EXPENSES (Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2026	2025	2026	2025

General and administrative expenses	$18,413	$25,815	$65,217	$80,798
Less:
Non-cash stock-based compensation expense	1,757	6,511	11,035	20,963
Restructuring costs	2,147	—	3,029	455

Non-GAAP general and administrative expenses	$14,509	$19,304	$51,153	$59,380

Q3 Earnings Release 2026	14

RECONCILIATION OF GAAP NET LOSS TO

NON-GAAP ADJUSTED EBITDA (LOSS) (Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2026	2025	2026	2025

Net Loss	$(12,844)	$(18,756)	$(25,828)	$(46,908)
Add:
Interest expense	691	—	2,023	—
Interest income	(281)	(357)	(974)	(1,184)
Income taxes	62	35	118	137
Depreciation and amortization	817	2,027	2,491	6,008
Non-cash stock-based compensation expense	1,848	6,847	11,679	21,973
Restructuring costs	2,368	—	3,250	648
Abandonment of capitalized internal-use software	1,606	—	1,606	—

Adjusted EBITDA (Loss)	$(5,733)	$(10,204)	$(5,635)	$(19,326)

RECONCILIATION OF GAAP NET LOSS TO

NON-GAAP ADJUSTED NET LOSS (Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2026	2025	2026	2025

Net Loss	$(12,844)	$(18,756)	$(25,828)	$(46,908)
Add:
Non-cash stock-based compensation expense	1,848	6,847	11,679	21,973
Restructuring costs	2,368	—	3,250	648
Abandonment of capitalized internal-use software	1,606	—	1,606	—

Adjusted Net Loss	$(7,022)	$(11,909)	$(9,293)	$(24,287)

Q3 Earnings Release 2026	15

RECONCILIATION OF GAAP NET CASH USED IN OPERATING ACTIVITIES TO

NON-GAAP FREE CASH FLOW (Unaudited)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2026	2025	2026	2025

Net Cash Used in Operating Activities	$(4,564)	$(2,424)	$(11,089)	$(15,913)
Less:
Capital expenditures	(1,336)	(1,718)	(4,050)	(4,051)

Free Cash Flow	$(5,900)	$(4,142)	$(15,139)	$(19,964)

CAPITALIZATION RECONCILIATION (Unaudited)

(in thousands)

September 30, 2026

Class A Common Stock	8,535
Combined Interests that can be converted into shares of Class A Common Stock	4,249

Total outstanding share count	12,784

Q3 Earnings Release 2026	16

Key Operating Metrics

We monitor the following key operating metrics, among others, to evaluate the performance of our business.

Active Members is defined as the number of Learners with an active paid Learning Membership as of the date presented. Variations in the number of Active Members are due to changes in demand for our solutions, seasonality, testing schedules, and the launch of new membership options. As a result, we believe Active Members is a key indicator of our ability to attract, engage, and retain Learners. Active Members excludes our Institutional business. While our Active Member count as of September 30, 2026, was lower when compared to September 30, 2025, we expect certain product enhancements and customer acquisition initiatives that we plan to release later in the fourth quarter to support new client acquisition.

ARPM is defined as the average Consumer Learning Membership subscription revenue per member per month as of the date presented. Variations in ARPM are primarily due to changes in the mix of Learning Memberships sold and pricing changes. ARPM excludes our Institutional business. ARPM as of September 30, 2026, decreased compared to September 30, 2025, primarily due to the lapping of price increases enacted in February 2025 and a mix shift to lower frequency Learning Memberships. ARPM was higher than the prior year as of March 31, 2026 and June 30, 2026, reflecting the effect of those price increases.

Active Experts is defined as the number of Experts who have instructed one or more sessions in a given period. We believe Active Experts is a key indicator of our ability to service Learners and provide Experts with revenue-generating opportunities. Active Experts includes our Institutional business. Our Active Expert count during the three and nine months ended September 30, 2026, decreased when compared to the prior year periods. This decrease was primarily due to lower Consumer Active Experts, driven by utilization of the highest quality Experts by encouraging them to work with more Learners and develop deeper relationships that allow for increased revenue-generating opportunities. Our Active Expert count during the three and nine months ended September 30, 2026, was also impacted by the wind-down of VT4S. We believe our Active Expert count at September 30, 2026, is sufficient to meet our near-term growth objectives.

KEY OPERATING METRICS

Active Members in thousands	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
Active Members	31.8	29.1	36.9	33.2	34.3	30.6
YoY change	(7)%	(5)%	(9)%	(11)%	(14)%	(14)%

ARPM in ones	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025	June 30, 2025
ARPM	$366	$366	$374	$364	$374	$348
YoY change	(2)%	5%	12%	21%	24%	24%

	Three Months Ended September 30,		Change	Nine Months Ended September 30,		Change
Active Experts in thousands	2026	2025	%	2026	2025	%
Active Experts	6.7	8.1	(17)%	10.6	13.8	(23)%

Q3 Earnings Release 2026	17

Key Performance Metrics and Non-GAAP Financial Measures

This earnings release includes non-GAAP financial measures for non-GAAP cost of revenue, non-GAAP gross profit, non-GAAP gross margin, non-GAAP sales and marketing expenses, non-GAAP general and administrative expenses, non-GAAP adjusted net earnings (loss), non-GAAP adjusted EBITDA (loss), and non-GAAP free cash flow.

Non-GAAP cost of revenue, gross profit, and gross margin exclude charges for the abandonment of capitalized internal-use software. Non-GAAP sales and marketing expenses exclude non-cash stock compensation expenses and restructuring costs. Non-GAAP general and administrative expenses exclude non-cash stock compensation expenses and restructuring costs.

Non-GAAP adjusted net earnings (loss) is defined as net income or net loss, as applicable, excluding non-cash stock-based compensation expenses, restructuring costs, and charges for the abandonment of capitalized internal-use software.

Non-GAAP adjusted EBITDA (loss) is defined as net income or net loss, as applicable, before net interest income (expense), taxes, depreciation and amortization expense, non-cash stock-based compensation expenses, restructuring costs, and charges for the abandonment of capitalized internal-use software.

Non-GAAP free cash flow is defined as net cash provided by (used in) operating activities less capital expenditures.

Sales and marketing expenses consist of salaries and benefits for our employees engaged in our consultative sales process. General and administrative expenses are recorded in the period in which they are incurred and include salaries, benefits, and non-cash stock-based compensation expense for certain employees as well as support services, product development, finance, legal, human resources, other administrative employees, information technology expenses, outside services, legal and accounting services, depreciation expense, and other costs required to support our operations.

Net loss per share is computed by dividing net loss by the weighted average number of shares outstanding during the period as calculated using the treasury stock and “if-converted” methods, as applicable.

Non-GAAP measures are in addition, and not a substitute for or superior to measures of financial performance prepared in accordance with GAAP and should not be considered as an alternative to sales, net income, operating income, cash flows from operations, or any other performance measures derived in accordance with GAAP. Other companies may calculate these non-GAAP financial measures differently, and therefore such financial measures may not be directly comparable to similarly titled measures of other companies. The Company believes that these non-GAAP measures of financial results provide useful supplemental information. The Company’s management uses these non-GAAP measures to evaluate the Company’s operating performance, trends, and to compare it against the performance of other companies. There are, however, a number of limitations related to the use of these non-GAAP measures and their nearest GAAP equivalents. See the tables above regarding reconciliation of non-GAAP measures to the most directly comparable GAAP measures.

Annualized run-rate is defined as the number of Active Members at the end of the period multiplied by average revenue per Learning Membership per month multiplied by twelve months. This recurring revenue customer base provides us with increased forecasting visibility into future periods.

Management and our board of directors use these metrics as supplemental measures of our performance that are not required by or presented in accordance with GAAP because they assist us in comparing our operating performance on a consistent basis, as they remove the impact of items not directly resulting from our core operations. We also use these metrics for planning purposes, including the preparation of our internal annual operating budget and financial projections, to evaluate the performance and effectiveness of our strategic initiatives and to evaluate our capacity to expand our business and the capital expenditures required for that expansion.

Non-GAAP cost of revenue, non-GAAP gross profit, non-GAAP gross margin, non-GAAP sales and marketing expenses, non-GAAP general and administrative expenses, non-GAAP adjusted net earnings (loss), non-GAAP adjusted EBITDA (loss),

Q3 Earnings Release 2026	18

and non-GAAP free cash flow should not be considered in isolation, as an alternative to, or superior to net earnings (loss), revenue, cash flows or other performance measure derived in accordance with GAAP. We believe these metrics are frequently used by analysts, investors, and other interested parties to evaluate companies in our industry. Management believes that the presentation of non-GAAP metrics is an appropriate measure of operating performance and liquidity because they eliminate the impact of expenses that do not relate directly to the performance of our underlying business. These non-GAAP metrics should not be construed as an implication that our future results will be unaffected by unusual or other items. We are not able to provide a reconciliation of non-GAAP adjusted EBITDA (loss) guidance for future periods to net loss, the comparable GAAP measure, because certain items that are excluded from non-GAAP adjusted EBITDA (loss) cannot be reasonably predicted or are not in our control. In particular, we are unable to forecast the timing or magnitude for gains or losses on stock-based compensation without unreasonable efforts, and these items could significantly impact, either individually or in the aggregate, net income or loss in the future. See the tables above regarding reconciliations of these non-GAAP measures to the most directly comparable GAAP measures for historical periods.

Q3 Earnings Release 2026	19

Forward-Looking Statements

All statements contained herein that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding our strategic priorities, including those related to revenue, profitability, and active member growth; enhancing the Learning Membership experience; AI-enabled productivity and operating leverage; the sufficiency of our cash to fund future operations; and our anticipated quarterly and full year 2026 outlook; as well as statements that include the words “expect,” “plan,” “believe,” “project,” “will” and “may,” and similar statements of a future or forward-looking nature.

The forward-looking statements made herein relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements.

There are a significant number of factors that could cause actual results to differ materially from statements made herein or in connection herewith, including but not limited to, our offerings continue to evolve, which makes it difficult to predict our future financial and operating results; our level of indebtedness, which could adversely affect our financial condition; our operating activities may be restricted as a result of covenants related to our term loan and failure to comply with these covenants could have a material adverse effect on us; our history of net losses and negative operating cash flows, which could require us to need other sources of liquidity; risks associated with our ability to acquire and retain customers, operate, and scale up our Consumer business; risks associated with the implementation of our plan to wind down Varsity Tutors for Schools, including the timing and amount of expected exit costs, our ability to realize anticipated benefits, and the impact on our business and results of operations; risks associated with our intellectual property, including claims that we infringe on a third-party’s intellectual property rights; risks associated with our classification of some individuals and entities we contract with as independent contractors; risks associated with the liquidity and trading of our securities; risks associated with payments that we may be required to make under the tax receivable agreement; litigation, regulatory and reputational risks arising from the fact that many of our Learners are minors; changes in applicable law or regulation; the possibility of cyber-related incidents and their related impacts on our business and results of operations; risks associated with the development and use of artificial intelligence and related regulatory uncertainty; the possibility that we may be adversely affected by other economic, business, and/or competitive factors; and risks associated with managing our growth.

Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in our filings with the SEC, including our Annual Report on Form 10-K filed on February 26, 2026, our Quarterly Report on Form 10-Q filed on August 6, 2026, and our Quarterly Report on Form 10-Q filed on November 9, 2026, as well as other filings that we may make from time to time with the SEC.

Q3 Earnings Release 2026	20